Exhibit 99.1

Clayton, Dubilier & Rice Completes Acquisition of Cornerstone Building Brands

CARY, N.C., JULY 25, 2022--(BUSINESS WIRE)--Cornerstone Building Brands, Inc. (“Cornerstone Building Brands” or the “Company”), the largest manufacturer of exterior building products in North America, today announced that Clayton, Dubilier & Rice (“CD&R”) has successfully completed the acquisition of Cornerstone Building Brands.

Holders of a majority of the shares of Cornerstone Building Brands common stock not owned by CD&R and its affiliates voted to approve the acquisition at the Special Meeting of Stockholders held on June 24, 2022. The acquisition also received the approval of the holders of a majority of the shares of Cornerstone Building Brands common stock outstanding at the Special Meeting. With the completion of the acquisition, Cornerstone Building Brands’ common stock has ceased trading and will no longer be listed on the New York Stock Exchange.

“The closing of this transaction is an important milestone for Cornerstone Building Brands, and we are pleased to be entering our next phase of growth as a private company,” said Jeffrey S. Lee, Executive Vice President and Chief Financial Officer of Cornerstone Building Brands. “With CD&R’s operational and strategic support, Cornerstone Building Brands will be even better positioned to accelerate our future growth plans and advance our journey to be the premier exterior building solutions company and deliver enhanced value to our customers. I want to thank all Cornerstone Building Brands employees for their continued dedication and hard work. This transaction is a testament to our team’s unwavering commitment to our customers and focus on executing our strategy. I am excited about the opportunities ahead for Cornerstone Building Brands, and I look forward to continuing our work together as we drive value for all stakeholders.”

J.L. Zrebiec, Partner at CD&R, said, “We have long admired Cornerstone Building Brands’ business and talented team, and we are thrilled to work even more closely with its leadership team and employees in this next chapter. We firmly believe that the Company is uniquely positioned to expand on its position as the largest manufacturer of exterior building products in North America, and we look forward to working together to build on the significant momentum underway.”

Advisors

Centerview Partners LLC is serving as financial advisor and Wachtell, Lipton, Rosen & Katz is serving as legal advisor to a special committee of Cornerstone Building Brands’ independent directors. Sullivan & Cromwell LLP is serving as legal counsel to Cornerstone Building Brands.

UBS, Barclays, BNP Paribas Securities Corp., Goldman Sachs, Jefferies, Natixis, New York Branch, RBC Capital Markets, and Societe Generale are providing financial advisory services to CD&R. Kirkland & Ellis LLP is serving as legal counsel to CD&R on the transaction and Debevoise & Plimpton LLP is serving as legal counsel to CD&R on the financing. CD&R has obtained committed financing from Deutsche Bank Securities Inc., UBS Investment Bank, Barclays, BNP Paribas, RBC Capital Markets, Societe Generale, Goldman Sachs, Natixis, New York Branch, Jefferies, Apollo, Blackstone Credit, and U.S. Bank.

About Cornerstone Building Brands, Inc.

Cornerstone Building Brands is the largest manufacturer of exterior building products by sales for residential and low-rise non-residential buildings in North America. Headquartered in Cary, N.C., we serve residential and commercial customers across the new construction and repair and remodel markets. Our market-leading portfolio of products spans vinyl windows, vinyl siding, stone veneer, metal roofing, metal wall systems and metal accessories. Cornerstone Building Brands’ broad, multichannel distribution platform and expansive national footprint includes more than 20,000 employees at manufacturing, distribution and office locations throughout North America. Corporate stewardship and environmental, social and governance (ESG) responsibility are embedded in our culture. We are committed to contributing positively to the communities where we live, work and play. For more information, visit us at www.cornerstonebuildingbrands.com.

About Clayton, Dubilier & Rice

Clayton, Dubilier & Rice is a private investment firm with a strategy predicated on building stronger, more profitable businesses. Since its inception, CD&R has managed the investment of more than $40 billion in over 100 companies with an aggregate transaction value of over $175 billion. The Firm has offices in New York and London. For more information, please visit www.cdr-inc.com.

Forward Looking Statements

This communication includes forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements about the potential benefits of the proposed acquisition, anticipated growth rates, the Company’s plans, objectives, expectations, and the anticipated timing of closing the proposed transaction. When used in this communication, the words “believes,” “estimates,” “plans,” “expects,” “should,” “could,” “outlook,” “potential,” “forecast,” “target” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward looking statements. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 1, 2022, and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended April 2, 2022, filed with the SEC on May 3, 2022, and the following: (1) disruption from the transaction making it more difficult to maintain business and operational relationships, including retaining and hiring key personnel and maintaining relationships with the Company’s customers, vendors and others with whom it does business; (2) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction; (3) significant transaction costs; (4) the risk of litigation and/or regulatory actions related to the transaction or unfavorable results from currently pending litigation and proceedings or litigation and proceedings that could arise in the future; (5) other business effects, including the effects of industry, market, economic, political or regulatory conditions; (6) information technology system failures, data security breaches, data privacy compliance, network disruptions, and cybersecurity, malware or ransomware attacks; and (7) changes resulting from the COVID-19 pandemic, which could exacerbate any of the risks described above.

Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of the Company. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above cannot be controlled by the Company.

Contacts

Investors Inquiries: Jason Uthe, Senior Vice President, Corporate Finance and Investor Relations

Media Inquiries: Susan Selle, Chief Marketing Officer

1-866-419-0042

info@investors.cornerstonebuildingbrands.com